January 9, 2013

Enclosed with this letter are amended and restated versions (the “Amended Agreements”) of the following agreements which were originally entered into between Eos Petro, Inc. and Clouding IP, LLC on December 26, 2012 (the “Original Agreements”): (1) an Oil & Gas Services Agreement; (2) a Warrant to Purchase Common Stock; (3) a Loan Agreement and Secured Promissory Note; and (4) a Leasehold Mortgage, Assignment, Security Agreement and Fixture Filing.

The Amended Agreements modify the following provisions of the Original Agreements:

(1) all of the agreements are now between Clouding IP, LLC and Cellteck, Inc., not Eos Petro, Inc. (Cellteck Inc. is Eos Petro, Inc.’s parent company). Since Cellteck is incorporated under Nevada law, the governing law in all of the agreements other than the Mortgage has also been changed to Nevada.

(2) the shares issuable to Clouding IP, LLC under the Loan Agreement and Secured Promissory Note have been changed from shares of common stock of Eos Petro, Inc. to shares of Series B Preferred Stock of Cellteck, Inc.

(3) The obligation to record the loan within seven business days has been removed from the Loan Agreement and Secured Promissory Note.

(4) “Failure to Deliver Common Stock” has been removed from the events of default in the Loan Agreement and Secured Promissory note.

(5) the shares issuable to Clouding IP, LLC upon exercise of the Warrant to Purchase Common Stock have been changed to shares of common stock of Cellteck, Inc. Furthermore, to protect such shares from dilution upon the occurrence of an upcoming reverse stock split:

(a) the warrants will not be exercisable until effectuation of the reverse stock split; and

(b) anti-dilution provisions specifically relating to the upcoming reverse stock split have been inserted.

(6) the cashless exercise option has been removed from the Warrant to Purchase Common Stock.

(7) the warrants issuable to Clouding IP, LLC under the Oil & Gas Services Agreement are issuable in consideration of Clouding IP, LLC’s services without the need for Clouding to make an additional $5,000 payment.

The Amended Agreements amend and restate the Original Agreements in their entirety. By signing this letter and the attached Amended Agreements, the undersigned parties hereby acknowledge that: (i) they have read, understand and consent to the modifications made to the Original Agreements in the Amended Agreements; and (ii) the Original Agreements are voided in their entirety by the attached Amended Agreements and have no further effect.

EOS PETRO, INC.,	CLOUDING IP, LLC
a Delaware corporation	a Delaware limited liability company

By:	/s/ Nikolas Konstant		/s/ William R. Carter, Jr.
	Nikolas Konstant	By:	William R. Carter, Jr.
	Chairman of the Board of Directors	Its:	Managing Member

CELLTECK, INC.
a Nevada corporation

By:	/s/ Nikolas Konstant
Nikolas Konstant
Chairman of the Board of Directors

THE ISSUANCE AND SALE OF THE SECURITIES EVIDENCED BY THIS LOAN AGREEMENT AND PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $250,000.00	Issue Date: December 26, 2012
Note Purchase Price: $245,000.00	ELASN-__
Stock Purchase Price: $5,000.00

LOAN AGREEMENT AND SECURED PROMISSORY NOTE

This LOAN AGREEMENT AND SECURED PROMISSORY NOTE (this “Note”) is made between Cellteck, Inc., a Nevada corporation (“Borrower”) whose office is located 1999 Avenue of the Stars, Suite 2520, Los Angeles, CA 90067 (fax +1.310-552.1556) and Clouding IP, LLC, a Delaware limited liability company (“Holder”), whose office is located at 2C Terrace Way, Greensboro, NC 27403 [fax (877) 455-7858]. The parties agree as follows:

1. Loan; Principal; Collateral; Contracting; Stock; Agreement to Repay.

(a)   Borrower has requested Holder to make a loan (the “Loan”) to Borrower in the principal sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). Holder has agreed to make the Loan to Borrower on the terms and conditions set forth in this Note and the related documents referenced herein. The Loan shall be funded on or before December 26, 2012.

(b) Borrower has agreed to secure repayment of the Loan by granting to the Holder a security interest in and to certain oil and gas property rights that are held by Borrower (the “Collateral”) pursuant to Leasehold Mortgage, Assignment, Security Agreement and Fixture Filing (the “Assignment”) dated concurrently herewith. Capitalized terms used but not otherwise defined in this Note shall have the meanings, if any, ascribed thereto in the Assignment.

(c) Concurrently herewith Borrower and Holder are entering into an Oil & Gas Services Agreement (the “Services Agreement”) providing that Holder and its affiliates will provide oil and gas services to Borrower for a two-year period. The Services agreement will provide for the provision by Holder to Borrower of a variety of services in the oil sector along with Holder presenting new business and acquisition opportunities to Borrower. In the Services Agreement, the Borrower will grant to Holder and its affiliates a first right of refusal on drilling and services contracts, contingent upon Borrower’s approval of Holder’s affiliated company proposed to perform the services and Borrower’s determination and evaluation as to the company’s experience and reputation at all relevant levels and that, notwithstanding any discounts that may otherwise apply under the Services Agreement, such company is price competitive for the services in the respective area. Under the Services Agreement, under certain circumstances Borrower will receive a 30% discount on all services rendered for at least one year.

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(d) Borrower agrees to sell to Holder for an aggregate of Five Thousand and 00/100 Dollars ($5,000.00) and Holder agrees to purchase from Borrower for an aggregate of Five Thousand and 00/100 Dollars ($5,000.00) 250,000 shares of Series B Preferred Stock of Borrower (the “Stock”). The Stock shall be sold and purchased coincident with the funding of the Loan.

(e) On October 12, 2012, pursuant to an Agreement and Plan of Merger dated July 16, 2012 (the “Merger Agreement”), Borrower completed a merger transaction. In the Merger Agreement, the Borrower agreed to implement a reverse stock split at an exchange ratio of 1-for-800 of its outstanding shares of common stock as soon as reasonably practicable following the completion of the Merger (the “Merger Reverse Split”). Shares of Series B Preferred Stock are all automatically convertible into shares of common stock upon effectuation of the Merger Reverse Split.

(f) If all amounts due and payable under the Note have not been paid on or before March 31, 2013, Borrower will on such issue to Holder an additional 150,000 shares of Borrower’s Series B Preferred Stock, unless the Merger Reverse Split has been effectuated, in which case Borrower shall instead issue to Holder a number of shares of common stock equivalent to 150,000 shares of Series B Preferred Stock.

(g) Borrower hereby promises to pay to the order of Holder, at Holder’s Office or at such other place as Holder may from time to time designate in writing, (i) the principal sum of the Loan, or so much thereof as shall from time to time be unpaid hereunder, together with accrued interest from the date hereof on the unpaid principal at the rate per annum provided below and (ii) the amounts payable under the Lease (together, the “Obligation”). As used herein, the term “Holder” shall mean the initial holder named above and any subsequent holder of this Note, whichever is applicable from time to time.

ARTICLE I

GENERAL PROVISIONS

1.1           Maturity Date. The maturity date of the Loan is March 31, 2013 (the “Maturity Date”).

1.2           Interest Rate. Interest payable on this outstanding principal amount due under Note shall accrue at the annual rate of four percent (4.0%) and be payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

1.3           Loan Fee. Borrower agrees to pay to Holder on the Maturity Date a loan fee of $25,000.

1.4           Payment Grace Period. The Borrower shall have a grace period of 10 days to pay any monetary amounts due under this Note.

1.5           Prepayment. This Note may be prepaid by the Borrower in whole or in part, at any time, subject to the guaranteed interest.

1.6           Security. The Obligation shall be secured by the Assignment.

1.7           Perfection. Borrower shall (i) file and record such collateral assignments, financing statements and other documents in such offices as shall be necessary or appropriate to perfect and establish the priority of the liens granted by the Assignment (the “Collateral”) and (ii) take all such other actions as Holder shall determine to be necessary or appropriate to perfect and establish the priority of the liens granted by the Assignment. Holder shall cooperate (at Borrower’s expense) with Borrower in all such actions and activities, including by signing and delivering any documents reasonably requested by Borrower to perfect and establish the priority of the liens granted by the Assignment.

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1.8 Attorney in Fact.

(a)          Borrower hereby appoints Holder the attorney in fact of Borrower for the purpose of carrying out the provisions of this Note and the Assignment and taking any action and executing any instruments which Holder may deem necessary or advisable to accomplish the purposes of this Note and the Assignment, to preserve the validity, perfection and priority of the liens granted by the Assignment and, following any default, to exercise its rights, remedies, powers and privileges under this Note and the Assignment. This appointment as attorney in fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, Holder shall be entitled under this Note and the Assignment upon the occurrence and continuation of any Event of Default (i) to make, sign, file and record any security instruments, (ii) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral; (iii) to receive, endorse and collect any instruments or other drafts, instruments, documents and chattel paper in connection with clause (ii) above (including any draft or check representing the proceeds of insurance or the return of unearned premiums); (iv) to file any claims or take any action or proceeding that Holder may deem necessary or advisable for the collection of all or any part of the Collateral, including the collection of any compensation due and to become due under any contract or agreement with respect to all or any part of the Collateral; and (v) to execute, in connection with any sale or disposition of the Collateral, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral.

(b)          Without limiting the rights and powers of Holder under Section 1.8(a), Borrower hereby appoints Holder as its attorney in fact, effective date hereof and terminating upon the satisfaction in full of the Obligation, for the purpose of (i) preparing, executing on behalf of Borrower, filing, and recording collateral assignment and financing statement documents with appropriate state and county agencies to perfect and enforce the liens granted by the Assignment, (ii) filing such applications with such state agencies and (iii) executing such other documents and instruments on behalf of, and taking such other action in the name of, Borrower as Holder may deem necessary or advisable to accomplish the purposes of this Note and the Assignment (including the purpose of creating in favor of Holder a perfected lien on the property and exercising the rights and remedies of Holder hereunder). This appointment as attorney in fact is irrevocable and coupled with an interest.

ARTICLE II

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

2.1           Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest, the loan fee or other sum due under this Note when due, including any applicable grace period.

2.2           Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder.

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2.3           Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Assignment, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect as of the date made.

2.4           Liquidation. Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

2.5           Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due.

2.6           Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

2.7           Receiver or Trustee. The Borrower or any material subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.8           Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, unless stayed vacated or satisfied within thirty (30) days.

2.9           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower.

2.10         Delisting. Delisting of the Borrower’s common stock from any principal market on which it is listed or quoted, failure to comply with the requirements for continued listing on a principal market for a period of five (5) consecutive trading days, or notification from a principal market that the Borrower is not in compliance with the conditions for such continued listing on such principal market.

2.11         Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $500,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

2.12         Stop Trade. A U.S. Securities and Exchange Commission (the “SEC”) or judicial stop order or trading suspension that lasts for seven or more consecutive trading days.

2.13         Financial Statement Restatement. The restatement of any financial statements filed by Borrower with the SEC for any date or period from two years prior to the closing date of the Reorganization and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a material adverse effect on the business, operations or financial condition of Borrower.

2.14         Executive Officers Breach of Duties. Any of Borrower’s named executive officers or directors is convicted of a criminal violation of securities laws, or a settlement in excess of $250,000 is reached by any such officer or director relating to a violation of securities laws, breach of fiduciary duties or self-dealing.

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ARTICLE III

CERTAIN COVENANTS

3.1           Corporate Existence. From the funding of the Loan and for so long as this Note is outstanding, the Borrower shall, and shall cause each of its material subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence and (iii) maintain and protect all material intellectual property used and useful in the business of the Borrower and its material subsidiaries.

3.2           Filing Status. For so long as the Note is outstanding, Borrower shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and Borrower shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

3.3           SEC Filings. For so long as the Note is outstanding, (i) Borrower shall timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, all quarterly and annual financial information required to be filed with the SEC on Forms 10-Q and 10-K, all current reports required to be filed with the SEC on Form 8-K and any other information required to be filed with the SEC; (ii) Borrower shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination and (iii) Borrower shall deliver (A) copies of all such filings with the SEC to the Holder within one (1) day after the filing thereof with the SEC, unless the foregoing are filed with the SEC through EDGAR and are immediately available to the public through EDGAR and (B) facsimile copies of all press releases issued by Borrower or any of its subsidiaries on the same day as the release thereof, except to the extent any such release is available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with such issuance.

3.4           Listing. Borrower shall use its reasonable best efforts to take all actions necessary to remain eligible for quotation of its securities on the OTC Bulletin Board and to cause the common stock of Borrower to be quoted thereon, unless listed on another nationally recognized stock exchange, interdealer quotation system or market. Borrower shall promptly secure the listing of all of the Stock upon each national stock exchange, interdealer quotation system or market, if any, upon which shares of common stock are then listed and shall maintain, so long as any other shares of such stock shall be so listed, such listing of all shares of the Stock. None of Borrower or any of its subsidiaries shall take any action which would be reasonably expected to result in the suspension or termination of trading of common stock on the Principal Market. Borrower shall pay all fees and expenses in connection with satisfying its obligations under this Section 3.4.

3.5           Conversion Right.

(a) The principal amount, together with any accrued and unpaid interest or other charges or fees, may be converted at the election of the Holder into Series B Preferred Stock at a conversion price of $2.50 per share. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the date of such delivery (such third day being the “Delivery Date”) that number of shares of Series B Preferred Stock for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note, if any, through the conversion date directly to the Holder on or before the Delivery Date. The number of shares of Series B Preferred Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the conversion price.

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(b) if Holder elects to exercise the right set forth in Section 3.5(a) after the Merger Reverse Split has been effectuated, Borrower shall instead issue to holder a number of shares of common stock of the Borrower equivalent to the number of shares of Series B Preferred Stock that Holder would have received upon its exercise of the right set forth in Section 3.5

ARTICLE IV

MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver; Borrower Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available. Moreover, Borrower waives presentment for payment, protest and notice of protest and nonpayment of this Note.

4.2           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to the address and facsimile number set forth on the front page of this Note, Attn: CEO, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note.

4.3           Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign its obligations under this Note except in connection with the Reorganization.

4.5           Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

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4.6           Governing Law. This Note is payable at the offices of Holder in California and shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of California or in the federal courts located in California, County of Los Angeles. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.

4.7           Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law, including where no maximum rate is prescribed. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law including all valid applicable exceptions, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8           Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

4.9           Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

IN WITNESS WHEREOF, the parties have caused this Loan Agreement and Secured Promissory Note to be signed in their respective name by a duly authorized officer as of the 26th day of December 2012.

“Maker”
Eos Petro, Inc.

By:	/s/ Nikolas Konstant
Name: Nikolas Konstant
Title: Chairman of the Board

“Holder”
Clouding IP, LLC

By:	/s/ William R. Carter, Jr.
Name: William R. Carter, Jr.
Title: Managing Member

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NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by ___________________________ on ________________, 20___ into Shares of Series B Preferred Stock of _____________________ (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address: